Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Couchbase, Inc. of our report dated March 25, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Couchbase, Inc.'s Annual Report on Form 10-K for the year ended January 31, 2025.
/s/ PricewaterhouseCoopers LLP
San Jose, California
March 25, 2025